Exhibit 99.1

UPDA Catlin Subsidiary Closes on Acquisition of Oil and Gas Field in Palo Pinto County Texas - Prepares to Transfer Exploration and Production Operations to Heartland

 Houston, Texas (August 20, 2007) Catlin Oil and Gas, Inc., a subsidiary of Universal Property Development and Acquisition Corporation (OTC BB: UPDA, UP1.F, UP1.BE, UP1.DE, UP1.MU, UP1.SG) has completed the acquisition of several leases and more than 10 producing wells located in Palo Pinto County, Texas. These wells are currently producing natural gas at a rate approaching 1000 mcf/day. In addition, within the past month, the Barron # 3 well of this field was completed in the Barnett Shale and is flowing to the sales line at approximately1000 mcfg/day and many of the other wells have been drilled into the Barnett Shale and have shown to be productive from those levels.

This acquisition will include nearly 94% of the working interest in the wells and leases and over 72% of the net revenue interest.

The acquisition is effective for all production generated by the wells since July 1, 2007. The purchase price of $3.6 million cash plus over $250,000 of closing costs included a $3.25 million conventional loan from by Sheridan Asset Management, LLC of White Plains, New York and over $600,000 cash from UPDA.

As previously reported, consistent with UPDA’s plan to streamline all E & P operations into Heartland Oil and Gas Corp. (OTCBB: HTOG) (FWB: HOCA), these wells, together with UPDA’s Catlin Oil and Gas Field in Jack County, Texas, will be transferred to Heartland. Heartland will assume UPDA’s obligations on its loan from Sheridan Asset Management, LLC. as consideration for this transfer which will in turn substantially increase Heartland’s proven reserves and immediately provide over 2000 mcf/day of natural gas production.  In addition to this transfer, Heartland Oil and Gas Corp’s wholly owned subsidiary, Heartland Oil and Gas, Inc., will have become authorized to do business in Texas and will be assuming control of well operations from UPDA Operators, Inc., thus completing the transfer of all UPDA exploration and production activities to Heartland.

“The revenue from July’s production will be paid at the end of this month, effectively reducing the purchase price of the Palo Pinto wells by nearly $200,000 based on June’s figures,” reports Heartland CEO, Steven A. Fall. “And that was before we nearly doubled production when the Barron well was completed in the Barnett Shale. At least five more of those wells could show the same production when they are completed in the Barnett. This is a great opportunity for Heartland to expand into Texas, develop a solid base of conventional reserves and generate significant revenues in support of our aggressive coalbed methane programs in Kansas.”

About UPDA

Universal Property Development and Acquisition Corporation www,universalpropertydevelopment,com focuses on the acquisition and development of proven oil and natural gas reserves and other energy opportunities through the acquisition and incubation of under-funded energy ventures and cutting-edge technologies. Consistent with this business plan, UPDA has recently acquired majority ownership of two additional public companies, Heartland Oil and Gas Corp. www,heartlandoilandgas,com and Continental Fuels, Inc. (OTCBB: CFUL) (FWB: CIQB) www,continentalfuels,com, and established a private, wholly-owned subsidiary, Aztec Well Services, Inc., thereby expanding its asset base and significantly increasing its sources of potential revenue.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or described pursuant to similar expressions.

Contact:
Universal Property Development and Acquisition
Corporation
Jack Baker (Investor Relations), 561-630-2977
info@updac,com